EXHIBIT 10.61

LOAN AGREEMENT

Agreement made as of this 31st day of August 2004 by and between, The Price Group, LLC, a California limited liability company (the “Lender”), and PriceSmart, Inc., a Delaware corporation, (the “Borrower”).

Recitals

A) Currently with the execution of this Agreement, Lender is lending Twenty-Five Million Dollars ($25,000,000) to Borrower, and Borrower is delivering to Lender Borrower’s promissory note dated the same date as this Agreement, (the “Note”).

B) The Note is due and payable in full two (2) years after the date of the Note.

NOW THEREFORE, the parties hereto agree as follows.

1. A) Provided that the conditions of paragraph 2, below have been satisfied, Borrower may satisfy a portion or all of its obligation to pay accrued interest and principal under the Note by transferring to Lender (the “Transfer”), PriceSmart Inc. common stock (“PriceSmart Common Stock”) which must be registered and unrestricted, at an agreed value of Eight Dollars ($8.00) per share (the “Conversion Value”).

B) In the event that subsequent to the date of this Agreement, but prior to a Transfer, the shares of PriceSmart Common Stock issued and outstanding shall be increased, through a reorganization, recapitalization, reclassification, stock split or other similar change in the capital of the company, then an appropriate proportional decrease shall be made to the Conversion Value.

2. Borrower’s rights to pay sums due under the Note with PriceSmart Common Stock are conditioned upon (i) the transaction described in paragraph 1 herein having been validly approved by the shareholders of the Borrower and (ii) a Transfer not violating any applicable Federal or State law, rule or regulation.

Executed on the date first written above.

The Price Group, LLC		PriceSmart, Inc.

by	/s/ Jim Cahill	by	/s/ John M. Heffner
	Its Manager		Its Chief Financial Officer

by	/s/ Kathy Hillan
Its Manager